Exhibit 99.1

ATLANTIC AMERICAN CORPORATION REPORTS
FIRST QUARTER RESULTS FOR 2022

•	Net income increased to $2.8 million for the three month period ended March 31, 2022
•	Operating income increased to $1.6 million for the three month period ended March 31, 2022
•	Insurance premiums increased 2.2% with increases in both the life and health and property and casualty operations

ATLANTA, Georgia, May 11, 2022 - Atlantic American Corporation (Nasdaq- AAME) today reported net income of $2.8 million, or $0.13 per common share, in the first quarter of 2022 compared to net loss of $0.4 million, or $0.03 per common share, in the first quarter of 2021.  Premium revenue for the three month period ended March 31, 2022 increased $1.0 million, or 2.2%, to $47.1 million from $46.1 million in the three month period ended March 31, 2021.

Operating income (as defined below) increased to $1.6 million in the three month period ended March 31, 2022 compared to operating loss of $1.4 million in the three month period ended March 31, 2021.  The increase in operating income was primarily due to more favorable loss experience in the Company’s life and health operations.

Commenting on the results, Hilton H. Howell, Jr., Chairman, President and Chief Executive Officer, stated, “Our first quarter is typically the most challenging and we are quite pleased with our bottom line results.  Both the property and casualty and life and health operations turned in respectable operating income numbers for the quarter.  Additionally, the momentum in our Company’s voluntary benefits division continues to build and we are beginning to see significant premium growth in the group lines of coverage.  We believe that with the continued efforts and focus of our people, we are well positioned for success in our future quarters.”

Atlantic American Corporation is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, and property and casualty insurance industries.  Its principal insurance subsidiaries are American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company and Bankers Fidelity Assurance Company.

Note regarding non-GAAP financial measure: Atlantic American Corporation presents its consolidated financial statements in accordance with U.S. generally accepted accounting principles (GAAP).  However, from time to time, the Company may present, in its public statements, press releases and filings with the Securities and Exchange Commission, non-GAAP financial measures such as operating income (loss). We define operating income (loss) as net income (loss) excluding: (i) income tax expense (benefit); (ii) realized investment (gains) losses, net; and (iii) unrealized (gains) losses on equity securities, net.  Management believes operating income (loss) is a useful metric for investors, potential investors, securities analysts and others because it isolates the “core” operating results of the Company before considering certain items that are either beyond the control of management (such as income tax expense, which is subject to timing, regulatory and rate changes depending on the timing of the associated revenues and expenses) or are not expected to regularly impact the Company’s operating results (such as any realized and unrealized investment gains (losses), which are not a part of the Company’s primary operations and are, to a limited extent, subject to discretion in terms of timing of realization).  The financial data attached includes a reconciliation of operating income (loss) to net income (loss), the most comparable GAAP financial measure.  The Company’s definition of operating income (loss) may differ from similarly titled financial measures used by others.  This non-GAAP financial measure should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties.  Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks, including those detailed in statements and reports that Atlantic American Corporation files from time to time with the Securities and Exchange Commission.

For further information contact:
J. Ross Franklin	Hilton H. Howell, Jr.
Chief Financial Officer	Chairman, President & CEO
Atlantic American Corporation	Atlantic American Corporation
404-266-5580	404-266-5505

Atlantic American Corporation
Financial Data

	Three Months Ended March 31,
(Unaudited; In thousands, except per share data)	2022	2021
Insurance premiums
Life and health	$29,738	$29,475
Property and casualty	17,343	16,615
Insurance premiums, net	47,081	46,090

Net investment income	2,340	2,113
Realized investment gains (losses), net	(10)	121
Unrealized gains on equity securities, net	2,193	744
Other income	4	7

Total revenue	51,608	49,075

Insurance benefits and losses incurred
Life and health	20,691	21,523
Property and casualty	10,478	11,749
Commissions and underwriting expenses	12,836	12,564
Interest expense	354	346
Other expense	3,453	3,440

Total benefits and expenses	47,812	49,622

Income (loss) before income taxes	3,796	(547)
Income tax expense (benefit)	954	(116)

Net income (loss)	$2,842	$(431)

Earnings (loss) per common share (basic & diluted)	$0.13	$(0.03)

Reconciliation of Non-GAAP Financial Measure

Net income (loss)	$2,842	$(431)
Income tax expense (benefit)	954	(116)
Realized investment (gains) losses, net	10	(121)
Unrealized gains on equity securities, net	(2,193)	(744)

Non-GAAP operating income (loss)	$1,613	$(1,412)

Selected Balance Sheet Data	March 31, 2022	December 31, 2021

Total cash and investments	$280,476	$308,195
Insurance subsidiaries	275,528	302,302
Parent and other	4,948	5,893
Total assets	375,031	402,286
Insurance reserves and policyholder funds	191,571	201,797
Debt	33,738	33,738
Total shareholders' equity	126,423	141,286
Book value per common share	5.93	6.66
Statutory capital and surplus
Life and health	38,513	38,625
Property and casualty	53,378	52,724